                                                                    EXHIBIT 99.2

Contact:     Lisa Imondi
             Director of Marketing
             Metatec, Inc.
             Phone: (614) 718-4600
             E-mail: imondil@metatec.com


               METATEC NAMES BYRNES AS NEW CHIEF FINANCIAL OFFICER


DUBLIN, Ohio, October 15, 2003 - Metatec, Inc. (OTCBB: META) announced today that John Byrnes has been named its new Chief Financial Officer. Byrnes has been acting as interim CFO for Metatec since August of 2003. Byrnes will be responsible for all financial aspects for the business, working closely with Chris Munro, President and Chief Executive Officer.

"We are very pleased to have John join our team as CFO. He brings a wealth of experience in company turnarounds, and has worked extensively with efforts to raise capital and secure financing," said Munro.

Most recently, Byrnes spent several years as a turnaround consultant with Development Specialists Inc. He has also held financial and operations positions with Nestle S.A, Rockwell International, and General Motors Corporation. Byrnes holds a Bachelor's in Business Administration and Marketing from Western Michigan University and a Masters in Business Administration from the University of Detroit with a specialization in finance.

Metatec also announced that Jeffrey M. Wilkins resigned as a director of the company on August 31, 2003.

About Metatec

Metatec enables companies to streamline the process of delivering products and information to market by providing technology driven supply chain solutions that increase efficiencies and reduce costs. Technologies include a full range of supply chain solutions and CD-ROM and DVD manufacturing services. Extensive real-time customer-accessible online reporting and tracking systems support all services. Metatec operations are based in Dublin, Ohio.

More information about Metatec is available by visiting the company's web site at www.metatec.com or call 1-888-METATEC.